EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BioNexus Gene Lab Corp. Announces Board Approval of Ethereum Treasury Strategy and Release of Strategic Whitepaper

Kuala Lumpur, Malaysia – March 5, 2025 – BioNexus Gene Lab Corp. (NASDAQ: BGLC), a technology company dedicated to innovation in technology and healthcare, is pleased to announce that its Board of Directors has formally approved the Company’s new Ethereum-focused treasury strategy. This decision marks BGLC as the first Nasdaq-listed company to exclusively prioritize Ethereum (ETH) as a strategic treasury asset, and is in line with recent announcements of Ethereum being included in the US “Crypto Strategic Reserve”.

Concurrently, BGLC has released its Ethereum Strategy Whitepaper, detailing the rationale behind the Company’s decision and the broader significance of Ethereum as a financial infrastructure asset. The whitepaper provides insight into Ethereum’s institutional adoption, staking capabilities, and upcoming protocol upgrades, which reinforce its long-term value and corporate utility.

Board Approval: A Transformational Decision

Following extensive analysis, the Board has determined that Ethereum presents a strategic treasury management solution due to its:

•	Institutional credibility: Adoption among major financial institutions, and exchange traded funds (ETFs).
•	Yield-generation capabilities: Ethereum’s Proof-of-Stake (PoS) system enables passive income through staking.
•	Financial infrastructure dominance: Ethereum underpins trillions of dollars in stablecoin transactions annually.
•	Long-term scalability: Upcoming Ethereum upgrades, such as the major Pectra upgrade, enhance efficiency and adoption.

Additionally, Wyoming’s forward-thinking blockchain laws have played a pivotal role in shaping BGLC’s strategic direction. As one of the few publicly listed companies incorporated in Wyoming, BGLC benefits from the state’s pro-business regulatory environment, which fosters blockchain innovation. Wyoming has positioned itself as a leader in blockchain regulation, offering clear legal frameworks for digital asset custody, corporate governance, and financial innovation. The recent approval of the Wyoming Stable Token Act, allowing the issuance of a state-backed stablecoin, underscores the state's commitment to blockchain-integrated financial ecosystems.

“By integrating Ethereum into our corporate treasury, BioNexus Gene Lab Corp. is embracing the future of financial infrastructure,” said Sam Tan, CEO. “Ethereum offers high liquidity, utility, and stability compared to other digital assets, positioning BGLC as a leader in blockchain-integrated corporate finance. Wyoming’s regulatory leadership further validates our decision, as it fosters an environment where blockchain businesses can thrive.”

1

Public Release of the Ethereum Strategy Whitepaper

To provide transparency and further insight into this decision, BGLC has published its Ethereum Strategy Whitepaper, which is now available to the public. This document outlines Ethereum’s role as a programmable financial platform, distinguishing it from Bitcoin’s store-of-value approach.

The whitepaper highlights Ethereum’s:

•	Role in stablecoin settlements and decentralized finance (DeFi).
•	Potential as a long-term corporate treasury asset amid evolving global financial landscapes.

The full whitepaper is available on BGLC’s website at:

https://www.bionexusgenelab.com/ethstrategy

Looking Ahead: A Commitment to Innovation

As part of this strategy, BGLC will continue exploring Ethereum-based financial applications and innovative treasury management practices. The Company is also evaluating opportunities to further integrate blockchain technology into its core technology operations. Additionally, BGLC is assessing the potential impact of Wyoming’s stablecoin issuance framework, which could further support Ethereum’s role in the evolving digital finance landscape.

“We are confident that this strategy will not only enhance BGLC’s financial resilience but also attract forward-thinking investors who recognize the transformational potential of Ethereum,” added Sam Tan, CEO.

About BioNexus Gene Lab Corp.

BioNexus Gene Lab Corp. (NASDAQ: BGLC) is a technology company committed to pioneering advancements in technology and healthcare. With a focus on integrating cutting-edge technologies, BGLC seeks to ensure sustainable growth and value for shareholders.

For investor inquiries or media requests, please contact:

IR@BIONEXUSGENELAB.COM

Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those projected due to various factors, including market conditions and regulatory developments. BioNexus Gene Lab Corp. assumes no obligation to update forward-looking statements, except as required by law.

2